UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM 8-A
____________________________

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(B) OR (G) OF THE
SECURITIES EXCHANGE ACT OF 1934

Provident Energy Trust (Exact name of registrant as specified in its charter)
Alberta, Canada (State of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Suite 700, 112 - 4th Avenue, S.W., Calgary, Alberta, Canada (Address of principal executive offices)	T2P 0H3 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered

Trust Units, no par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None (Title of class)

Item 1. Description of Registrant's Securities to be Registered.

For a description of the trust units (the “Trust Units”) of Provident Energy Trust. (the "Trust") to be registered hereunder, reference is made to the information set forth under the captions “Information Concerning the Trust, Provident and Certain Subsidiaries—Provident Energy Trust”, "Market for Securities" and “Record of Cash Distributions” in the Trust's Annual Report on Form 40-F for the fiscal year ended December 31, 2004, which information is hereby incorporated herein by reference.

The Trust has two types of securities outstanding that entitle holders to vote generally at meetings of unitholders: Trust Units and special voting units (“Special Voting Units”). A single Special Voting Unit was issued to the trustee for certain exchangeable shares issued by Provident Energy Ltd., a wholly-owned subsidiary of the Registrant, under a voting and exchange trust agreement for the benefit of holders of those exchangeable shares issued by Provident Energy Ltd. The exchangeable shares, which are exchangeable for Trust Units, were issued in connection with a transaction in which the management of the Trust was internalized on January 17, 2003.

In addition, a single Special Voting Unit was issued to the trustee for certain exchangeable shares under a voting and exchange trust agreement for the benefit of holders of exchangeable shares issued by Provident Energy Ltd. in connection with the acquisitions of Viracocha Energy Inc. and Olympia Energy Inc., which were completed on June 1, 2004. Those exchangeable shares are exchangeable for Trust Units.

The Trust Units and the Special Voting Units vote together as a single class on all matters. Each Trust Unit outstanding on the applicable record date is entitled to one vote. Each of the outstanding Special Voting Units carries a number of votes equal to the number of Trust Units (rounded down to the nearest whole number) into which the applicable exchangeable shares are then exchangeable. The trustee for each set of exchangeable shares is required to vote, or abstain from voting, the Special Voting Units in the manner that holders of the applicable exchangeable shares instruct or do not instruct, as the case may be.

No holder of securities of the Trust has pre-emptive rights to subscribe to additional issues by the Trust.

Item 2. Exhibits.

Not Applicable.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                Provident Energy Trust
                                By: Provident Energy Ltd.,
                                its administrator

Date: December 9, 2005	By:	/s/ Thomas W. Buchanan
Name: Thomas W. Buchanan
Title: Chief Executive Officerr